As filed with the Securities and Exchange Commission on May 13, 2016

Registration No. 333-182833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SNYDER’S-LANCE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0292920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13515 Ballantyne Corporate Place Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

SNYDER’S-LANCE, INC. 2012 KEY EMPLOYEE INCENTIVE PLAN

(Full title of the plan)

Gail Sharps Myers, Esq.
Senior Vice President, General Counsel and Secretary
Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Name and address of agent for service)

(704) 554-1421
(Telephone number, including area code,
of agent for service)

Copies to:

Kevin T. Collins, Esq.

Jenner & Block LLP

919 Third Avenue

New York, New York 10022

(212) 891-1600

Indicate by check mark if the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Snyder’s-Lance, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to deregister and carry-forward certain shares of the Company’s common stock, par value $.83 1/3 per share (the “Common Stock”), that were originally registered pursuant to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 25, 2012 (File No. 333-182833), to be issued and sold under the Company’s 2012 Key Employee Incentive Plan (the “2012 Plan”).

Concurrently with this Post-Effective Amendment, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “2016 Plan Registration Statement”) to register shares of Common Stock that may be issued and sold under the Company’s 2016 Key Employee Incentive Plan (the “2016 Plan”). Among the shares of Common Stock reserved for issuance under the 2016 Plan, the Company has included (a) 824,756 shares that were available for awards under the 2012 plan as of May 11, 2016, and (b) the number of shares that were subject to awards under the 2012 Plan on May 11, 2016 that become available for reuse upon cancellation, termination, expiration or lapse of such awards after May 11, 2016 in accordance with the terms of the 2016 Plan (collectively, the “Carried Forward Shares”). The Carried Forward Shares, all of which were registered pursuant to the 2012 Plan Registration Statements, are hereby deregistered and are being carried forward to the 2016 Plan Registration Statement pursuant to the terms of the 2016 Plan. The 2012 Plan Registration Statements otherwise remain in effect as to the shares of Common Stock outstanding as of May 11, 2016 issued pursuant thereto and shares issued pursuant to awards granted under the 2012 Plan and outstanding as of May 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 13th day of May, 2016.

SNYDER’S-LANCE, INC.

By	/s/ Gail Sharps Myers
Gail Sharps Myers
Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.